November 16, 2001

Bioenvision Inc.
32 Haymarket
London,  SW1Y 4TP
England

Attention:  Christopher B. Wood
Title:    President & CEO


Dear Sirs:

     The purpose of this letter is to confirm the appointment of SCO Securities LLC ("SCO" or the "Advisor") upon the terms and conditions set forth herein as financial consultant and advisor to Bioenvision Inc. ("the Company") in connection with the Company's general corporate financial advisory needs. The appointment of SCO is exclusive for the subject matters covered herein, except to the extent precluded by the current SG Cowen engagement letter. In the event the Company is obligated to pay fees to a third party pursuant to a preexisting engagement letter, SCO shall be permitted to negotiate a split of fees/commissions with such third parties, and the Company will pay to SCO the applicable share due to SCO. In the event that a split of fees/commissions cannot be agreed to for any reason, the Company agrees that it shall not otherwise pursue or accept such financing and SCO shall have no obligation to present such financing opportunity to the Company.

     The term of this agreement will commence on the earlier of the first funding by SCO Capital Partners LLC or the closing of the acquisition of Pathagon Inc. by Bioenvision. Upon commencement of the effective term of this engagement letter, the previous agreement with SCO, dated July 15, 2001, shall terminate and be of no further force or effect; furthermore, any provisions specifically set forth therein that contemplate survival after termination shall also be of no further force or effect. Should neither the funding nor the acquisition be completed, then the previous agreement dated July 15, 2001 will remain in place. In this connection, SCO, in its capacity as financial advisor, will assist the Company by undertaking certain activities, to the extent that such activities are required by the status of a project, including the following:

1) Confer with appropriate Company management to discuss and help the Company formulate an appropriate strategy, familiarization of product and technology, milestones, etc.;

2) Advise the Company with respect to financing strategy, including public and private equity and debt;

3) Advise the Company with respect to mergers and acquisitions, including identification of counterparties, approach strategy and structure, and assist in the negotiations;

4) Advise the Company with respect to business development and technology licensing, including appropriate structure of a proposed transaction and assist in the negotiations; and;

5) Assist in such other capacity as may be reasonably requested by the Company to effect the foregoing.

    It is the practice of SCO to provide financial advice with respect to corporate finance on a retainer basis. Our retainer for services to be rendered hereunder is 100,000 five-year warrants, with an exercise price of the lesser of $1.25 and the purchase price of Bioenvision common stock in the next round of financing in the form attached hereto as Exhibit A.

     In the event a corporate finance transaction contemplated in item 2) above is completed during the term of the agreement, the Company will pay SCO a success fee of 7% (plus warrant coverage, at sale price of the common stock, of 10%) of the Aggregate Value of the transaction.

     In the event a corporate finance transaction contemplated in items 3) or 4) above is completed during the term of the engagement, the Company will pay SCO a success fee for its advisory services in accordance with the schedule below.


Aggregate Value Level

Percentage Fee Applicable
to Value Level (%)



First $5 million

5.00%
From $5 million thru $10 million

3.75%
From $10 million and above

2.50%


     For the purposes of this letter, the term Aggregate Value shall mean the total amount of cash and the fair market value of all other property paid or payable, directly or indirectly, to the Company and its security holders. The Company shall pay the success fee to SCO upon receiving the payment (of cash and/or all property) associated with the transaction, not withstanding termination of this agreement. In addition, Aggregate Value shall include the net amount of any debt and/or contingent liability repaid or assumed by the purchaser from the Company, both directly or indirectly.

For purposes of this letter, a "transaction" shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, a significant portion of the capital stock of the Company or a significant portion of its respective assets is transferred for consideration, including without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger or consolidation, a tender or exchange offer, a leveraged buy-out, the formation of a joint venture, minority investment or partnership, a licensing deal or any similar transaction.

In addition to any fees payable to SCO under the terms of this letter, the Company agrees to reimburse the Advisor, upon a monthly basis, for its reasonable out-of-pocket expenses incurred, which shall not exceed $1,500 without prior written consent, in connection with the Advisor's activities under this letter. The Company also agrees to reimburse reasonable pre-approved legal fees of SCO in connection with the performance of this engagement.

The Company agrees to indemnify SCO and each of its respective affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, related to or arising out of any transaction contemplated by this letter or the engagement of the Advisor pursuant to, and the performance by the Advisor of the services contemplated by, this letter and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses, whether incurred in connection with third party claims or direct claims against the Company) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising there from, whether or not such Indemnified Party is a party. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or willful misconduct of the Advisor or any indemnified party acting on its behalf.

If a transaction is consummated by the Company with any party which the Advisor identified, approached or negotiated with on behalf of the Company within two years from the date of termination of this agreement, or any amendment or extension thereto, the Company agrees to pay the Advisor a transaction fee determined as provided in the foregoing paragraphs.

The Advisor's engagement hereunder may be terminated by either the Company or the Advisor after twelve months from the date hereof upon the first day of any month upon thirty days written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees, expenses and indemnification will survive any such termination

SCO agrees that all non-public information obtained from the Company to the date hereof shall be used solely for the purpose of this engagement and not disclosed without the Company's written consent which shall not be unreasonably withheld.

This agreement shall be construed and interpreted in accordance with the laws of the State of New York.



If the foregoing is in accordance with your understanding, please confirm acceptance by signing and returning to us the duplicate of this letter attached herewith.


                              SCO SECURITIES LLC


By:       __________
Name:     Jeffrey B. Davis
Title:    President

BIOENVISION INC.


By:                                     __________
Name:     Christopher B. Wood
Title:    President & CEO